Exhibit 10.7

EMPLOYMENT AGREEMENT

Date	11th January 2002

Parties
1.	Grand Alliance International Limited of Room 905, Paul Y. Centre, 51 Hung To Road, Kwun Tong, Kowloon, Hong Kong (GAI); and

2.	LAU Kwok Yan, Michael, Hong Kong ID Number K352339(A) (“Mr. Lau”), of House C, Green Cove, 111 Ting Kok Road, Tai Po, New Territories, Hong Kong.

Recitals	GAI has agreed to enter into employment agreement with Mr. Lau as employee and Mr. Lau has agreed to serve the GAI on the terms of this Agreement.

NOW THEREFORE in consideration of the mutual promises and benefits herein contained, the parties agree as follows:

1.	Terms of Employment for Mr. Lau

1.1.	Title/Position

Mr. Lau will be employed by GAI as Part-Time Marketing Director and Mr. Lau has agreed to serve GAI in such capacity upon and subject to the terms and conditions hereinafter provided.

1.2.	Commencement

Mr. Lau’s employment period with GAI will commerce or is deemed to commence on 11th January, 2002 (the “Commencement Date”).

1.3.	Location of Work

Mr. Lau will perform his duties at the office or elsewhere of the GAI within Hong Kong from time to time. Further, notwithstanding the aforementioned, Mr. Lau may be required upon the GAI giving Mr. Lau reasonable prior notice and at the GAI s’ expense to participate in overseas business trips, to attend clients, conferences, meetings and market studies etc.

1.4.	Remuneration

Mr. Lau will be paid by way of cash, direct transfer into his bank account, cheque or any other manner in which the GAI may decide in its sole and absolute discretion from time to time as appropriate, the following:

(a)	a base salary of HK$15,000 per month;

all payable on the last day of each month.

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1.5.	Annual Bonus

In respect of each full year which Mr. Lau has worked with the Company, which will be deemed to commence from and inclusive of 1st January and ending and inclusive of 31st December (the “Calendar Year’’), he will be entitled to receive a bonus equal to one month’s base salary as prevailing at the end of the Calendar Year like any other regular employee (the “Annual Bonus”). The Annual Bonus will be payable on 31st December of each Calendar Year. Should Mr. Lau has not worked with the Company for the full Calendar Year, the Annual Bonus will be calculated on a pro rata basis accruing on a daily basis provided always that he must have worked with the Company for no less than three months in any Calendar Year. If he has worked with the Company for less than three months in any Calendar Year, he will not be entitled to any Annual Bonus (whether pro- rata or otherwise) whatsoever relating to that Calendar Year.

1.6.	Discretionary Bonus

In addition to Annual Bonus, the GAI may also pay Mr. Lau a discretionary bonus (the “Discretionary Bonus”) at the same time as paying Mr. Lau the Annual Bonus. For the avoidance of doubt, the Discretionary Bonus is payable, by way of cash or otherwise, only at the sole and absolute discretion of the GAI and the GAI is at no time legally obliged to make payment of such a Discretionary Bonus to Mr. Lau and Mr. Lau have no legal right to compel the GAI to make a Discretionary Bonus payment to Mr. Lau.

1.7.	Other Benefits

Mr. Lau will be covered by medical, life and personal accident insurance benefit schemes taken out by the GAI. If Mr. Lau is required to travel overseas for business trips, Mr. Lau will be covered by travel insurance policy.

Mr. Lau are eligible to participate in a Provident Fund scheme selected by the GAI, into which both Mr. Lau and us have to contribute 5% of his monthly salary.

1.8.	Conflicting Projects

Mr. Lau shall throughout the term when Mr. Lau are engaged by the GAI faithfully and diligently serve the GAI, shall devote all his working time, attention and ability to the GAI ’s business and shall carry out all our reasonable instructions and directions to Mr. Lau.

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1.9.	Personal Data

Mr. Lau unconditionally and irrevocably consent to our disclosure and/or transfer of any personal data collected from Mr. Lau (including without limitation his name, residential address, nationality, position, remuneration, bank account details and the contents of this letter as may be amended and/or supplemented from time to time), whether now or in the future, for purposes which are directly and/or indirectly related to and/or expedient for the business activities and operations of the GAI.

Mr. Lau also unconditionally and irrevocably consent to our notification and disclosure to his new employer about (a) the existence of this letter; (b) this letter; and (c) his rights and obligations under this letter in the event that Mr. Lau leave the employment of the GAI.

For the purposes of Clauses 14, 15 and 16 below of this letter, “Confidential Information” means any practice, business dealings, affairs, proprietary information, technical data, trade secrets or know-how, including but not limited to research, product plans, products, services, customer lists and customers (including but not limited to customers of the GAI on whom Mr. Lau called or with whom Mr. Lau became acquainted with during the term of his employment with us), markets, software, developments, inventions, processes, formulae, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to Mr. Lau by the GAI either directly or indirectly in writing, orally or by drawings or observation of parts or equipment; but does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of his or of others’ who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

1.10.	GAI Information

Mr. Lau shall not at any time during the term of his employment (except so far as is necessary and proper in the course of his employment) or at any time after his employment has terminated use, except for the benefit of the GAI, or to disclose to any person, firm or corporation without written authorization of the board of directors of the GAI (the “Directors”), any Confidential Information of the GAI.

1.11.	Former Employer Information

Mr. Lau shall not, during his employment with the GAI, improperly use, disclose or bring onto the premises of the GAI any Confidential Information of any former or other person or entity and any documents relating thereto, unless consented to in writing by such employer, person or entity.

1.12.	Third Party’s Information

His attention is drawn to the fact that the GAI has received and in the future will receive from third parties such third parties’ Confidential Information (the “Third Party Confidential Information”) and in such instances, the GAI will generally be under a duty to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes. Mr. Lau shall hold all such Third Party Confidential Information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out his work for the GAI consistent with the GAI ’s agreement with such third party.

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1.13.	Inventions Retained and Licensed

Mr. Lau have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by Mr. Lau prior to his employment with the GAI (collectively the “Prior Inventions”), which belong to Mr. Lau, which relate to the GAI ’s proposed business, products or research and development, and which are not assigned to the GAI hereunder; or, if no such list is attached, Mr. Lau represent that there are no such Prior Inventions. If in the course of his employment with the GAI, Mr. Lau incorporate into a GAI product, process or machine a Prior Invention owned by Mr. Lau or in which Mr. Lau have an interest, in considerations of the premise, Mr. Lau hereby grant to the GAI a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or machine.

For the purposes of Clauses 18, 19 and 20 below of this letter, “Inventions” means original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which Mr. Lau may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practise, during his employment with the GAI.

1.14.	Assignment of Inventions

Mr. Lau will promptly make full written disclosure to the GAI, will hold in trust for the sole right and benefit of the GAI, and hereby assign to the GAI, or its nominees, all his right, title, and interest in and to any and all Inventions. Mr. Lau agree that the decision whether or not to commercialize or market any Invention is within the GAI’s sole discretion and for the GAI’s sole benefit and that no royalty and/or any similar payment of whatever nature will be due to Mr. Lau as a result of the GAI’s efforts to commercialize or market any such Invention.

1.15.	Maintenance of Records

Mr. Lau shall keep and maintain adequate and current written records of all Inventions made by Mr. Lau (solely or jointly with others) during the term of his employment with the GAI. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the GAI. The records will be available to and remain the sole property of the GAI at all times.

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1.16.	Patent and Copyright Registrations

Mr. Lau will assist the GAI, or its nominees, at the GAI’s expense, in every proper way to secure the GAI’s rights in the Inventions and any copyrights, patents, designs, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the GAI of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the GAI shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the GAI, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, designs, mask work rights or other intellectual property rights relating thereto. His obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of this letter. If the GAI is unable because of his mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any Hong Kong or foreign patents, designs or copyright registrations (if applicable) covering Inventions or original works of authorship assigned to the GAI as above, then Mr. Lau hereby irrevocably designate and appoint the GAI and its duly authorized officers his agent and attorney in fact, to act for and on his behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by Mr. Lau.

1.17.	Returning GAI Documents

At the time of leaving the employment of the GAI, Mr. Lau will deliver to the GAI (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items developed by Mr. Lau pursuant to his employment with the GAI or otherwise belonging to the GAI, its successors or assigns, including without limitation those records maintained pursuant to Clause 19 above. In the event of the termination of his employment, Mr. Lau shall sign and deliver the Termination Certification attached hereto as Exhibit B.

1.18.	Conflict of Interest Guidelines

Mr. Lau agrees to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit C hereto.

1.19.	Representations

Mr. Lau will execute any proper oath or verify any proper document required to carry out the terms of this letter. Mr. Lau hereby represent that his performance of all the terms of this letter will not breach any agreement to keep in confidence proprietary information acquired by Mr. Lau in confidence or in trust prior to his employment by the GAI. Mr. Lau hereby represent that Mr. Lau have not entered into, Mr. Lau will not enter into, any oral or written agreement and/or do any act or omit to do any act which is in conflict herewith.

1.20.	Other rules and regulations

Mr. Lau will at all times abide by all policies, rules and regulations of the GAI (as may be amended from time to time at our sole and absolute discretion) (the “Rules”) which the GAI may inform Mr. Lau of from time to time in such manner as the GAI may decide in its sole and absolute discretion as appropriate, including but not limited to circulars, electronic mails, memorandums and staff manuals.

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1.21.	Termination

During the first month of the Probation Period, either Mr. Lau or the GAI may terminate his employment with the GAI without any notice or payment in lieu.

During the Probation Period but after the first month thereof either Mr. Lau or the GAI may terminate his employment with the GAI by giving seven days’ notice to the other or payment in lieu.

After the Probation Period, his employment with the GAI may be terminated at any time by giving to the other not less than thirty days’ notice in writing or payment in lieu.

Notwithstanding the aforementioned, the GAI may dismiss Mr. Lau without notice or payment in lieu thereof pursuant to Section 9 of the Ordinance which in summary is if Mr. Lau (a) willfully disobey our lawful and reasonable order; or (b) conduct himself in such a manner to be inconsistent with an employee’s due and faithful discharge of his/her duties; or (c) Mr. Lau have acted fraudulently or dishonestly; or (d) Mr. Lau habitually neglect his duties; or (e) any other grounds on which an employer would be entitled to terminate an employment contract without notice at common law.

1.22.	Miscellaneous

This letter sets forth the entire agreement and understanding between the GAI and Mr. Lau relating to his employment and supersedes all prior discussions between us. No modification of or amendment to this letter, nor any waiver of any rights under this letter, will be effective unless in writing signed by both parties, save and except for any amendments made under the Rules.

The expiration or termination of the employment with the GAI howsoever arising will not operate to affect such of the provisions in this letter which are expressed to operate or have effect thereafter and such provisions shall be binding on my successors and personal representatives (whether executors or administrators) and the successors and assigns of the.GAI.

In the event of any variation of the remuneration payable to Mr. Lau pursuant to the terms of this letter being made by our mutual consent such variation will not constitute a new offer but (subject to any express mutual agreement to the contrary) his employment with the GAI hereunder will continue subject in all respects to the terms and conditions as set out herein with such variation as aforementioned.

Should any provision of this letter and the terms and conditions set out herein be found by any court of competent jurisdiction to be invalid or unenforceable for any reason, the invalidity of such provision shall not affect the other provisions of this letter and all provisions not affected by such invalidity shall remain in full force and effect. Notwithstanding the aforementioned, if a provision is held to be invalid because of its extent (in terms of time, geographical coverage and/or otherwise) such term shall be reduced in scope to ensure its validity and shall be read and continue to form part of the terms and conditions herein as if the original extent had been reduced.

Any delay by the GAI in exercising its rights under this letter shall not constitute a waiver of any of our rights hereunder.

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1.23.	Acknowledgment

Mr. Lau acknowledges and agrees to each of the following terms:

(a)	Mr. Lau accept the terms of this letter voluntarily and without any duress, oppression or undue influence by the GAI or anyone else; and

(b)	Mr. Lau has carefully read this letter and the Exhibits. Mr. Lau have asked any questions needed for Mr. Lau to understand the terms, consequences and binding effect of this letter and fully understand them; and

(c)	Mr. Lau have sought the legal advice of his choice, should Mr. Lau deem appropriate, before signing this letter.

1.24.	Governing Law

His employment with the GAI and this letter shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China.

EXECUTED in Hong Kong.

SIGNED BY
Carol FONG Financial Controller For and on behalf of
GRAND ALLIANCE INTERNATIONAL LIMITED
Date: 11th January, 2002

SIGNED by

LAU Kwok Yan, Michael
Date: 11th January, 2002

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EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying	Number or Brief Description

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EXHIBITB

GRAND ALLIANCE INTERNATIONAL LIMITED TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items belonging to GRAND ALLIANCE INTERNATIONAL LIMITED, its subsidiaries, affiliates, successors or assigns (together, the “GAI”).

I further certify that I have complied with all the terms of the employment letter dated and signed by me, including the reporting of any inventions and original works of authorship conceived or made by me (solely or jointly with others) covered under the said employment letter.

I further agree that, in compliance with the terms of the Confidential Information (as defined in the said employment letter), I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the GAI or any of its employees, clients, consultants or licensees.

I further agree that for twelve months from this date, I will not directly or indirectly, solicit, induce, entice away or encourage or attempt to solicit, induce, entice away or encourage any persons who at the date of the termination of my employment is employed by the GAI (whether or not such person would commit a breach of his contract of employment by so doing) to leave their employment or otherwise attempt to do, either for myself or for any other person.

(Employee’s Signature)
LAU Kwok Yan, Michael

(Print Employee’s Name)

Date

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EXHIBITC

GRAND ALLIANCE INTERNATIONAL LIMITED.

CONFLICT OF INTEREST GUIDELINES

It is the policy of GRAND ALLIANCE INTERNATIONAL LIMITED. (the “GAI”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities, which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the GAL The following are potentially compromising situations, which must be avoided. Any exceptions must be reported to a director of the GAI and written approval for continuation must be obtained.

1.	Revealing confidential information to outsiders or m1susmg confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal GAIn and whether not harm to the GAI is intended. (The term of Confidential Information in the employment letter elaborates on this principle.)

2.	Accepting or offering substantial gifts, excessive entertainment, favours or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the GAL

3.	Participating in civic or professional organizations that might involve divulging confidential information of the GAL

4.	Initiating or approving personnel actions affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5.	Initiating or approving any form of personal or social harassment of employees.

6.	Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the GAL

7.	Borrowing from or lending to employees, customers or suppliers.

8.	Acquiring real estate of interest to the GAL

9.	Improperly using or disclosing to the GAI any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10.	Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11.	Making any unlawful agreement with distributors with respect to pnces. Improperly using or authorizing the use of any inventions, which are the

12.	subject of patent claims of any other person or entity.

13.	Engaging in any conduct which is not in the best interest of the GAL

Each officer and employee must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of these guidelines may result in an act which falls within Section 9 of the Employment Ordinance (Cap.57 of the Laws of Hong Kong) and result in a summary dismissal.

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